Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Forms S-8 (Nos. 333-130747 and 333-143417) pertaining to Majestic Capital, Ltd. of our report dated April 21, 2011 with respect to the consolidated financial statements and supplemental schedules of Majestic Capital, Ltd. included in this Annual Report (Form 10-K) for the year ended December 31, 2010.

/s/ Ernst & Young LLP
New York, New York
April 21, 2011